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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT

Lantronix International AG Switzerland
   Lantronix Europe GmbH
   Lantronix Deutschland GmbH
   Lantronix UK Ltd.
   Lantronix Singapore Acola GmbH
   Lantronix International, Inc.

United States Software Corporation

Lightwave Communications, Inc.

Premise Acquisition Corporation

S Company Acquisition Corporation